UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

April 14, 2011

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Briar Hollow Lane, Suite 500W Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).   Compensatory Arrangements of Certain Officers.

On April 14, 2011, Nevada Gold & Casinos, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Ernest E. East, the Company’s vice president and chief regulatory and compliance officer.   The Employment Agreement replaces the agreement with Mr. East dated December 29, 2006, as amended.

Pursuant to the Employment Agreement, Mr. East will continue to serve as the Company’s vice president and chief regulatory and compliance officer, and will be entitled to, among other things, (i) an annual base salary of $75,000; (ii) vacation and fringe benefits, including the enrollment into the Company’s 401(k) plan and other retirement plans which the Company may adopt in the future; and (iii) major medical and health insurance.  In addition, Mr. East will be eligible for bonuses solely at the discretion of the Company’s board of directors.  All stock options previously granted to Mr. East will be subject to the terms and conditions of the Company’s stock option plan.

Mr. East will perform duties as provided in the Employment Agreement and as directed by the chairman of the audit committee of the Company’s board of directors.  In performing his duties, Mr. East (i) will not be required to devote more than fifty (50%) percent of his working time to his duties, (ii) may continue to perform his duties from a location outside Houston, Texas, (iii) will travel to Houston, Texas and other locations as reasonably requested by the chairman of the audit committee of the Company’s board of directors, (iv) may perform legal and compliance services for third parties so long as there is no interference with his responsibilities to the Company and the services provided do not represent a conflict of interest with the Company, and (v) will assist, as requested, in the transition of his responsibilities as general counsel during the term of the Employment Agreement.

The Company may terminate Mr. East’s employment without cause at any time in which case the Company will pay Mr. East a severance in the amount of his annual salary for a period of twelve months following his termination plus pro-rata performance bonus, accrued vacation and fringe benefits.  In addition, all stock options granted to Mr. East but not vested at such time shall immediately become fully vested.  The Company may terminate Mr. East’s employment for “cause” (as defined in the Employment Agreement) at any time in which case Mr. East will be entitled only to his salary, accrued vacation, and fringe benefits through the effective date of his termination.  In addition, any unvested stock options shall be forfeited while all granted stock options which have vested will be treated as prescribed under the Company’s stock option plan.  Mr. East may terminate his employment with the Company in the event of a “change of control” (as defined in the Employment Agreement) in which case Mr. East will be entitled to a lump sum amount equal to his annual salary plus pro-rata performance bonus, accrued vacation and fringe benefits.  In addition, all granted stock options but not yet vested shall immediately become fully vested.

The Employment Agreement also provides for a non-competition obligation on Mr. East in the event of his termination with “cause.”

There is no arrangement or understanding between Mr. East and any other person pursuant to which Mr. East was selected as the vice president and chief regulatory and compliance officer.  Mr. East has no family relationship with any officer or director of the Company or has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K between the Company and him.

The foregoing description of the Employment Agreement is intended to be a summary and is qualified in its entirety by reference to the document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:
10.1	Employment Agreement dated April 14, 2011 between Nevada Gold & Casinos, Inc. and Ernest E. East

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: April 14, 2011	By:	/s/ James J. Kohn
James J. Kohn
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Item	Exhibit
10.1	Employment Agreement dated April 14, 2011 between Nevada Gold & Casinos, Inc. and Ernest E. East